Exhibit 99.1

Airspan Successfully Completes

$29.2 Million Private Placement of Preferred Stock

BOCA RATON, Fla. – Sept 13, 2004 — Airspan Networks, Inc., (NASDAQ: AIRN), announced today that it has entered into Preferred Stock Purchase Agreement, effective September 10, 2004, with Oak Investment Partners XI, Limited Partnership (“Oak”) pursuant to which the Company will sell 73,000 shares of Series A Preferred Stock to Oak for $29.2 million. Affiliates of Oak were among the Company’s largest sources of pre-public venture capital. This private placement of Series A Preferred Stock is subject to the closing of the transaction, which the Company anticipates will occur today, Monday, September 13, 2004.

Commenting on the transaction, Eric Stonestrom, Airspan’s president and chief executive officer, stated that “in addition to strengthening our balance sheet with higher cash reserves, the added liquidity improves our competitive position in a number of respects. It will give Airspan a more solid platform on which to develop its next-generation WiMAX products. It will allow us to more aggressively pursue the acquisition of technologies we may need in future to enhance our WiMAX offerings. And it will increase our value proposition to customers who select their suppliers and partners based on organizational depth, financial strength and quality of service.

Stonestrom continued: “The past eighteen months have been a period of tremendous growth for Airspan, fueled by enhancements to our AS40X0 product lines and the successes of our two acquisitions – WipLL and Proximity. We see numerous opportunities to grow our business, both organically and through selective acquisitions. With these new funds, we expect to be able to continue to grow our market share and to further capitalize on related opportunities in the wireless equipment arena. Oak’s actions underscore its continued confidence in the Company’s strategy.”

Bandel Carano, general partner at Oak, commented: “Airspan has become a market leading

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force in the broadband wireless equipment market, and we expect the Company to capitalize on many new product cycles in the future. We are particularly excited about Airspan’s WiMAX development roadmap, as we believe this new technology will substantially change the access equipment landscape.”

Upon closing of the transaction, pursuant to the agreement, Oak would purchase 73,000 shares of Series A Preferred Stock, which are convertible into 7,300,000 shares of common stock, for $400 per share of preferred stock or $4 per share of common stock equivalent. The per common stock equivalent price was established at a discount of approximately 10% off the trailing 10 day volume weighted average closing price for the common stock on September 9, 2004.

The sale of the Series A Preferred Stock is not and will not be registered under the Securities Act of 1933, and the Series A Preferred Stock may not be offered or sold in the United States absent registration or the availability of an applicable exemption from registration requirements. Holders of the Series A Preferred Stock may convert the stock into shares of Airspan’s common stock at any time. After 24 months, the Series A Preferred Stock will automatically convert into shares of Airspan’s common stock if it trades above $12.00 per share for 30 consecutive days. Airspan also has the right, after 5 years, to buy back the Series A Preferred Stock at a price of $5.00 per common share equivalent.

Pursuant to the agreement, the holders of the Series A Preferred Stock have agreed to a lockup with respect to the shares (and the underlying common stock). The lockup will expire in stages beginning 18 months from the date the shares were purchased. Airspan has agreed, upon certain terms and conditions, to register the resale of the shares underlying the Series A Preferred Stock with the Securities and Exchange Commission.

The Series A Preferred Stock has the following features:

•	It entitles holders to vote on matters presented to the holders of common stock as if the Series A Preferred Stock was converted into the common stock.

•	It is identified as ranking senior and prior to the common stock and all other classes or series of capital stock with respect to payments upon liquidation.

•	It entitles holders to participate in dividends declared with respect to the common stock as if the Series A Preferred Stock was converted into the common stock.

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•	Upon any liquidation, certain sales or a change of control of Airspan, holders are entitled to receive the greater of the amount they invested prior and in preference to any distribution to holders of Airspan’s common stock, or the amount they would receive in such transaction if they converted the preferred stock into common stock.

So long as the Series A Preferred Stock is outstanding, pursuant to the Agreement, the Company will refrain from taking certain actions without the approval of the holders of a majority of the then outstanding preferred stock. Among other things, the Company has agreed, with certain exceptions, to refrain from:

•	issuing any equity security that is senior to or pari passu with the Series A Preferred Stock with respect to voting rights, dividends, liquidation preference or conversion rights.

•	creating any new debt instruments, excluding trade payables, if thereafter the Company’s aggregate indebtedness exceeds $10,000,000.

•	issuing more than 2,000,000 shares of common stock at a price below $4 per share unless such issuance is a dividend or distribution with respect to the Series Preferred Stock, in connection with merger and acquisition activity, relates to the Company’s previously outstanding equity compensation arrangements or relates to the Company’s future grant of up to 5,000,000 shares or share equivalents under equity compensation arrangements.

The Company has scheduled an investor conference call for 4:30 p.m. EDT today. The dial-in numbers for the live conference call are as follows: US toll-free number is (877) 292-2287; international access dial-in number is 1-703-871-3727. Reference the Airspan conference call.

For those who cannot listen to the live call, an audio replay of the call will be available. The US toll-free number for the replay is 1-888-266-2081; international access number for the replay is 1-703-925-2533. Please use access code 558329.

About Airspan Networks Inc.

Airspan Networks provides wireless voice and data systems and solutions, including Voice Over IP (VoIP), to both licensed and unlicensed operators around the world in frequency bands between 700 MHz and 6 GHz, including both PCS and 3.5GHz international bands. Airspan has a strong product evolution roadmap that includes offerings compliant with the new 802.16-2004 standard, and with built-in 802.16e capability. Airspan is on the Board and a

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founder member of the WiMAX Forum. The Company has deployments with more than 200 operators in more than 70 countries. Airspan’s systems are based on radio technology that delivers excellent area coverage, high security and resistance to fading. Airspan’s systems can be deployed rapidly and cost effectively, providing an attractive alternative to traditional wired communications networks. Airspan also offers radio planning, network installation, integration, training and support services to facilitate the deployment and operation of its systems. Airspan is headquartered in Boca Raton, Florida with its main operations center in Uxbridge, United Kingdom.

More information on Airspan can be found at http://www.airspan.com

About Oak

Oak Investment Partners is a multi-stage Venture Capital firm with a total of $5.8 billion in committed capital. Investments are primarily focused on growth opportunities in enterprise application and infrastructure software, telecommunications equipment and services, data storage, financial services technology, outsourced services, healthcare services and retail. Over a 25-year history, Oak has achieved a strong track record as a stage-independent investor funding more than 350 companies at key points in their lifecycle. Oak has been involved in the formation of companies, funded spinouts of operating divisions and technology assets, and provided growth equity to mid- and late-stage private businesses and to public companies through PIPE investments. A representative list of Oak portfolio companies includes Aquantive, TeleAtlas and 2Wire, Inktomi, InterNAP, Parametric, Pivotal, Polycom, Primus, Seagate, Sybase, Synopsys, Tensilica, Wellfleet, and Wireless Facilities.

More information about Oak can be found at http://www.oakinv.com/

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management, may be deemed to be forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions or negative variations thereof are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Investors and others are therefore cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) a slowdown of expenditures by communication service providers; (ii) increased competition from alternative communication systems; (iii) the failure of our existing or prospective customers to purchase products as projected; (iv) our inability to successfully implement cost reduction or containment programs; (v) a loss of any of our key customers; (vi) our ability to retain the largest existing customer of Proximity products; (vii) our ability to continue to sell the existing inventory of the Proximity fixed wireless business on purchase terms and conditions comparable to those currently utilized, and (viii) our ability to use the funds obtained from the issuance of the Series A Preferred Stock to make successful acquisitions to grow our business, or to develop new WiMAX products that will be sold to customers. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003. You should read those factors as being applicable to all related forward-looking statements wherever they appear in this press release. We do not assume any obligation to update any forward-looking statements.

For Investment inquiries, contact:

Airspan Networks:

Peter Aronstam

Chief Financial Officer

Tel: +1 561 893-8682

Fax: +1 561 893-8671

Email: paronstam@airspan.com